FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

		  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
	     Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Kirkpatrick     Jeane              J.    |    Symbol
(Last)         (First)          (Middle) |
                                         |    Chris-Craft Industries, Inc.
    American Enterprise Institute        |    (CCN)
         1150 17th St. NW                | ------------------------------------
              (Street)                   | 3. IRS or Social Security Number of
Washington      DC                20036  |    Reporting Person (Voluntary)
(City)        (State)             (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   05/98                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
   x  Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
      Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
                                    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D) or   Beneficial
                                                               of (D) (Instr.      Owned at End        Indirect (I)    Ownership
                                             Code   V           3,4, and 5)        of Month            (Instr. 4)      (Instr. 4)
										   (Instr. 3 and 4)
							    Amount    (A)  Price
								       or
								      (D)

---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)     Table II-Derivative Securities Acquired, Disposed
                                 of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1. Title of            2. Conversion or     3. Transaction  4. Transaction  5. Number of        6. Date
   Derivative             Exercise Price       Date            Code            Derivative          Exercisable
   Security               of Derivative        (Month/                         Securities          and Expiration
                          Security             Day/Year)                       Acquired (A)        Date
                                                                               or Disposed         (Month/Day/Year)
                                                                               of (D)              Date         Expiration
                                                               Code  V         (A)      (D)        Exercisable  Date
Director stock option
  (right to buy)          $56.50               5/05/98         A     V         5,626    --         5/05/98      5/04/03

7. Title and Amount of       8. Price of             9. Number of            10. Ownership     11. Nature
   Underlying Securities        Derivative              Derivative               Form of           of
                                Security                Securities               Derivative        Indirect
                                                        Beneficially             Security:         Beneficial
                                                        Owned at End             Direct (D)        Ownership
                                                        of Month                 or
                                                                                 Indirect (I)
Title           Number
		of Shares
Common stock    5,626        --                         5,626                    D

Explanation of Responses:


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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

/s/ Jeane J. Kirkpatrick                        June 4, 1998
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date